Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this registration statement on Form S-8 of our (1) report dated March 27, 2007 (May 7, 2007 as to paragraph 4 of Note 11) relating to the combined financial statements and financial statement schedule of Spectra Energy Partners Predecessor (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements of Spectra Energy Partners Predecessor from the separate records maintained by Spectra Energy Capital, LLC), (2) report dated March 27, 2007, relating to the balance sheet of Spectra Energy Partners, LP and (3) report dated March 27, 2007, relating to the balance sheet of Spectra Energy Partners (DE) GP, LP appearing in the Registration Statement No. 333-141687 on Form S-1 of Spectra Energy Partners, LP.
/s/ Deloitte & Touche LLP

Houston, Texas
July 2, 2007